EXHIBIT 99.1

IRADIMED CORPORATION Announces Preliminary Financial Results for
Fourth Quarter 2022

•	Reports preliminary fourth quarter 2022 revenue of $14.9 million
•	Announces full-year and first-quarter 2023 financial guidance

Winter Springs, Florida, January 18, 2023 – iRadimed Corporation (the “Company”) (NASDAQ: IRMD) today announced selected preliminary financial results for the fourth quarter that ended December 31, 2022. Fourth-quarter revenue is expected to be approximately $14.9 million, up 25% from the prior year and above the Company’s fourth-quarter guidance of $14.1 million - $14.8 million.

“We are very pleased to announce these fourth quarter 2022 preliminary results, which is our highest quarterly revenue ever and continues our string of six consecutive quarters of record revenues. Additionally, I’d like to add that orders booked in the fourth quarter exceeded shipments, again growing the backlog and providing added visibility as we enter 2023.  For the full-year 2022, revenue grew 27.5% over last year. We continue to see growing demand for our products and expect this to carry on through 2023,” said Roger Susi, President and Chief Executive Officer of the Company.

Financial Guidance

For the full year 2023, the Company expects to report revenue of $61 million to $63 million, GAAP diluted earnings per share of $1.10 to $1.20, and non-GAAP diluted earnings per share of $1.23 to $1.34.

For the first quarter of 2023, the Company expects to report revenue of $14.6 million to $14.9 million, GAAP diluted earnings per share of $0.23 to $0.25, and non-GAAP diluted earnings per share of $0.26 to $0.28.

About iRadimed Corporation

iRadimed Corporation is a leader in developing innovative Magnetic Resonance Imaging (“MRI”) compatible medical devices. We design, manufacture, market, and distribute MRI-compatible medical devices and accessories, disposables, and related services.

We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system designed to be safe during MRI procedures. We were the first to develop an infusion delivery system that eliminates many dangers and problems during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI-compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely designed non-ferrous parts, and other unique features to deliver anesthesia safely and predictably and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe, and dependable fluid delivery before, during, and after an MRI scan, which is essential to critically ill patients who cannot be removed from their vital medications and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI-compatible patient vital signs monitoring system has been designed with non-magnetic components and other unique features to monitor a patient’s vital signs safely and accurately during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from the critical care unit to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; invasive and non-invasive blood pressure; patient temperature, and optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI-compatible patient vital signs monitoring system has an easy-to-use design and effectively communicates patient vital signs information to clinicians.

For more information, please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements (i.e., statements that are not historical facts). Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, which reflect management's current estimates, projections, expectations, or beliefs, and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic, including the effects of existing and new variants, and measures taken in response; potential disruptions in our limited supply chain for our products; the Company’s ability to receive FDA 510(k) clearance for new products and product candidates; unexpected costs, delays or diversion of management’s attention associated with the design, manufacture or sale of new products; the Company’s ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions, warnings or requests from the FDA or other regulatory bodies; our significant reliance on a limited number of products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations. Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

Media Contact:
John Glenn
Chief Financial Officer
iRadimed Corporation
(407) 677-8022
InvestorRelations@iradimed.com